Exhibit 5.1

October 28, 2022

Schneider National, Inc.

3101 South Packerland Drive

Green Bay, Wisconsin 54313

Ladies and Gentlemen:

We have acted as counsel for Schneider National, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) relating to the registration by the Company of up to $20,000,000 of deferred compensation obligations of the Company (the “Deferred Equity Awards”), which represent unsecured obligations to pay deferred equity compensation in the future in accordance with the Schneider National, Inc. Deferred Equity Plan (the “Plan”).

As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof; (ii) the written document constituting the Plan; (iii) the Company’s Amended and Restated Articles of Incorporation and By-laws of the Company, each as amended to date; (iv) certain resolutions of the Company’s Board of Directors; and (v) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion.

In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1)	When issued in accordance with the provisions of the Plan, the Deferred Equity Awards will be binding obligations of the Company, enforceable in accordance with their terms; and

(2)	The provisions of the written document constituting the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pertaining to such provisions.

The opinions set forth above are subject to the following further qualifications, assumptions and limitations:

(a)

The opinion above assumes that the creation of the Deferred Equity Awards and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule or regulation to which the Company or any of its properties is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

Schneider National. Inc.

October 28, 2022

(b)

The validity or enforcement of the Plan and the Deferred Equity Awards may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)	We do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Plan or the Deferred Equity Awards.

(d)

We have assumed that the Plan has been established and is intended to be maintained as a “top hat” plan under ERISA, maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

The opinions expressed herein are limited in all respects to the law of the State of Wisconsin and Title I of ERISA, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Without limiting the foregoing, we express no opinion as to whether the Plan is being operated by the Company as a top hat plan under ERISA, or whether the participants that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees. This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.